Exhibit 10.46

Company:

For 27 years, Stran has been developing strategic solutions for our client partners by offering customized branded merchandise and creative marketing services to meet the individual needs of our corporate customers. Stran is an entrepreneurial organization and a Top 40 Distributor, placing us among the top 1% in our industry. We are recognized as a “Best Places to Work” by Counselor Magazine, the industries predominant trade journal. Stran’s corporate headquarters is in Quincy, MA

Position: Chief Technology Officer

The CTO will provide sound technical leadership in all aspects of our business. You will communicate with employees, stakeholders, and customers to ensure our company’s technologies are performing or exceeding their intended objective. This is a vital leadership role that will drive results, spur growth, and increase the overall efficiency of Stran

Reporting: This position will report to the COO/CEO & President

In this role,

●	Develop technical aspects for Stran’s strategy to ensure alignment with its short and long-term business goals.

●	Making executive decisions on behalf of Stran’s technological requirements.

●	Discover and implement new technologies that yield competitive advantages

●	Ensure all technology practices adhere to regulatory standards.

●	Communicate technology strategy to employees, partners, and customers.

●	Managing technology budgets and time frames

Desired Skill set:

●	Knowledge of technological trends to build strategy

●	BS/BA in Computer Science, Engineering or related field.

●	Excellent communication skills

●	Leadership and organizational abilities

●	Problem Solving aptitude

●	Understanding of budgets and business planning

●	Ability to delegate efficiently

Compensation:

Stran will provide you with an annual base salary of $150,000

Car and cell phone allowance:

$750 monthly.

Stran & Company - 2 Heritage Dr. - Quincy, MA 02171 - 800-833-33309 - www.stran.com

Signing Bonus:

60K cashless options issued with exercise price of $4.15 (IPO Price), that vest one third per year for three years.

Company Bonus Structure:

$50k of stock issued, without restriction, upon company achieving trailing 12-month annual sales of $75 Million, based on quarterly GAAP financial filings.

$75k of stock issued, without restriction, upon company achieving trailing 12-month annual sales of $100 Million, based on quarterly GAAP financial filings.

Termination without due cause:

In the event of termination without due cause a severance package of 6-months will be paid following Stran’s normal pay schedule.

Benefits: The Healthcare package we offer is Blue Cross Blue Shield Medical Care Coverage under the HMO/PPO Blue plan whereby the company contributes 65% of the monthly premium. Stran & Company, Inc. also offers a Section 125 Flexible Spending Account, Dental Insurance, Group Life Insurance, Short Term Disability and Long-Term Disability. Stran offers a Simple IRA savings plan with a company match of 3% of your annual salary – up to the legal maximum. In addition, you will receive 15 days of PTO. You must give at least two weeks’ notice prior to taking time off whenever possible. Stran offers a generous holiday schedule each year. Benefit coverage will begin after the completion of 3 months full time work.

Remote work is also available for US-based candidates. Candidates not working at company headquarters in Quincy, MA and living in a different time zone must be willing to work specific hours to ensure overlap with the rest of the team. Frequent travel to company headquarters will be required.

Sincerely,

/s/ Randy Birney
Randy Birney
Executive Vice President
STRÄN and Company, Inc.

I accept this offer

/s/ Jason Nolley	Date 11/19/2021
Jason Nolley

Stran & Company - 2 Heritage Dr. - Quincy, MA 02171 - 800-833-33309 - www.stran.com